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                                  EXHIBIT 10.3

                                CREDIT AGREEMENT


                         Dated as of September 21, 2001

         Aero Systems Engineering, Inc., a Minnesota corporation (the "Borrower"), the chief executive office of which is located at 358 East Fillmore Avenue, St. Paul, Minnesota 55107-1289, and National City Bank of Minneapolis, a national banking association and its successors and assigns (the "Bank"), located at 651 Nicollet Mall, Minneapolis, Minnesota 55402, agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         Section 1.1. Definitions. As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to singular and plural forms of the terms defined):

                  (a) "Account" and "account" shall have the meaning given "Account" under Minn. Stat.ss.336.9-102(2).

                  (b) "Adjusted Debt" shall mean Debt minus all obligations for the deferred purchase price of any property or services, any undertaking or agreement to reimburse or indemnify as to letters of credit, or payment or performance bonds; and all liabilities deemed contingent in accordance with GAAP.

                  (c) "Advance" shall have the meaning given to that term in
         Section 2.1 hereof.

                  (d) "Affiliates" shall mean any of the following Persons:

                           (i) any director, officer or employee of the
                  Borrower;

                           (ii) any person who, individually or with his
                  immediate family, beneficially owns or holds 5% or more of voting interest of the Borrower;

                           (iii) any company in which any Person described above
                  owns a 5% or greater equity interest; or

                           (iv) any other Person that at such time directly or
                  indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.


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                  (e) "Borrowing Base" shall mean the sum of the Direct
         Borrowing Base and the Letter of Credit Borrowing Base.

                           (i) "Direct Borrowing Base" shall mean with respect
                  to the Advances, an amount equal to the sum of

                                    a) 75% of the Value of Eligible Domestic
                           Accounts,

                                    b) a percentage of the Value of Qualified
                           Foreign Accounts to be determined by the Bank in its sole discretion, but never less than 10% nor more than 75% for each account and which will change no more frequently than quarterly, on at least thirty
                           (30) days prior written notice by the Bank to the Borrower,

                                    c) 50% of the Value of Eligible Inventory,
                           and

                                    d) 75% of the Forced Liquidation Value of
                           Machinery and Equipment.

                           (ii) "Letter of Credit Borrowing Base" shall mean
                  with respect to issuing letters of credit and making additional term loans, an amount equal to the sum of

                                    a) 75% of the Forced Liquidation Value of
                           Machinery and Equipment (less any amounts necessary to support outstanding Advances) and

                                    b) 70% of the fair market value of the
                           property encumbered by the Mortgage (the "Mortgaged Property").

                  (f) "Borrowing Base Certificate" means the certificate in the form of Exhibit A attached hereto.

                  (g) "Business Day" shall mean any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Minnesota or the United States of America.

                  (h) "Capital Expenditure" shall mean, for any period, the aggregate amount of all expenditures during such period by the Borrower that would be classified as Capital Expenditures in accordance with GAAP, or made in property that is subject to a synthetic lease to which the Borrower becomes a lessee during such period, including without limitation or duplication, any amount debited to the fixed asset account on the balance sheet of the Borrower in respect of (i) the acquisition, including, without limitation, acquisition by entry into a Capitalized Lease, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (ii) to the extent related to and not included in clause (i), materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).


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                  (i) "Capitalized Lease" shall mean any lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

                  (j) "Commitment" shall have the meaning given to that term in
         Section 2.1 hereof.

                  (k) "Contracts" shall mean any and all contracts between the Borrower and its customers for the provision of services by the Borrower, including but not limited to purchase agreements and invoices.

                  (l) "Debt" shall mean, with respect to any Person and without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) any obligation secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not such obligation is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of business not unpaid for a period of more than 90 days past the due date; (d) any obligation as lessee under any Capitalized Lease; (e) any guaranty, endorsement, performance bond or other contingent obligation in respect to indebtedness of others (other than the Bank); and (f) any undertaking or agreement to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

                  (m) "EBIT" shall mean, for any period of determination, the net income of the Borrower before provision for income taxes and interest expense (including, without limitation, implicit interest expenses on Capitalized Leases), all as determined in accordance with GAAP.

                  (n) "Event of Default" shall mean one of the events specified in Section 6.1.

                  (o) "Financing Statements" shall mean all UCC financing statements to be filed with appropriate filing offices and all other documents which need to be filed with government offices to reflect or evidence the security interests granted to the Bank by the Borrower.

                  (p) "Forced Liquidation Value of Machinery and Equipment" shall mean an amount equal to the estimated net proceeds that would be received from a forced liquidation sale of the machinery and equipment.

                  (q) "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time as consistently applied by the Borrower from year to year.


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                  (r) "Inventory" shall mean any and all goods in marketable condition of the Borrower, including, without limitation, goods in transit, wheresoever located which are or may at any time be leased by the Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the business of the Borrower, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to an account, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Bank, or at any time hereafter in the possession or under the control of the Borrower or the Bank, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

                  (s) "Letters of Credit" shall mean all letters of credit and performance bonds issued by the Bank pursuant to this Agreement.

                  (t) "Loan Documents" shall mean this Agreement, the Notes, the Security Agreement, the Mortgage, and all other documents to be executed in connection with this Agreement, including but not limited to those documents to be executed under Section 3.1.

                  (u) "Loan Party" shall mean any Person obligated under any Loan Document, including (without limitation) the Borrower.

                  (v) "Mortgage" shall mean the Combination Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Financing Statement, dated as of the date hereof, from the Borrower to the Bank, together with any amendment thereto.

                  (w) "Notes" shall mean the $9,000,000 Promissory Note, dated as of the date hereof, in the principal amount of the Commitment, together with any amendment, modification or restatement thereof, and any other promissory note executed in connection with this Agreement.

                  (x) "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or government or other agency or political subdivision thereof.

                  (y) "Security Agreement" shall mean the Security Agreement granting the Bank a security interest in all of the Borrower's assets (the "Collateral"), dated as of the date hereof, from the Borrower to the Bank, together with any amendment thereto and any other documents necessary to perfect the Bank's security interest or otherwise allow it to realize on Collateral in the event of a default under this Agreement.

                  (z) "Subordinated Debt" shall mean Debt of the Borrower which has been subordinated in right of payment and security to all of Borrower's obligations to the Bank under this Agreement pursuant to an agreement or agreements in form and substance acceptable to Bank.

                  (aa) "Subordination Agreement" shall mean the Debt Subordination Agreement among the Bank, the Borrower and Celsius Inc., dated as of the date hereof, together with any amendment thereto.


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                  (bb) "Tangible Net Worth" shall mean, at any determination date, the total of all assets that would appear on a balance sheet of the Borrower prepared in accordance with GAAP at such time, after deducting all proper reserves (including, without limitation, reserves for depreciation, obsolescence, amortization, and income taxes) plus Subordinated Debt, minus the net book value of all assets, after deducting any reserves applicable thereto, which constitute General Intangibles or which would otherwise be treated as intangible under GAAP including, without limitation, goodwill, unamortized debt discount and expense, and organizational expenses, minus all liabilities which in accordance with GAAP would be included on the liability side of a balance sheet, minus all prepaid expenses, deposits, deferred tax assets in excess of deferred tax liabilities, and other deferred assets, minus all notes due from or other obligations of any officer, director, shareholder, employee or agent of the Borrower or any Affiliate, or any Obligor to the Borrower or the Subsidiaries.

                  (cc) "Termination Date" shall have the meaning given to that term in Section 2.1 hereof.

                  (dd) "Value of Domestic Eligible Accounts" shall mean the aggregate net unpaid amount then due and owing (less any amounts due as retainage) under all accounts receivable of the Borrower that: (i) arise from the billing of Borrower's Inventory and Contracts in the ordinary course of business of the Borrower; (ii) are not more than ninety (90) days old from the original due date of invoice (without giving any regard to the extension or waiver of the due date); (iii) are subject to a perfected first lien security interest in favor of only the Bank as required by this Agreement; (iv) are not from an account debtor which has suffered a business failure or the termination of its existence, or as to which a dissolution, insolvency or bankruptcy proceeding has been commenced, any assignment for the benefit of creditors has been made or a trustee, receiver or conservator has been appointed for all or any part of the property of such account debtor; (v) are not accounts receivable due from an account debtor affiliated with Borrower in any manner, including without limitation, as subsidiary, stockholder, owner, officer, director, agent or employee; (vi) are not accounts receivable due from an account debtor who is not a resident or citizen of, located in, or subject to service of process in, the United States of America; and
         (vii) are not accounts receivable which are "contra" accounts, including without limitation accounts receivable which are subject to a claim of offset by the account debtor because of (1) a deposit made by the account debtor with Borrower, (2) a liability of Borrower to the account debtor (including billings in excess of earnings), or (3) a claim, defense or dispute of the account debtor against Borrower, provided, however, that no obligations of any account debtor to the Borrower, except obligations of account debtors which are rated 5A-1 by Dunn and Bradstreet, shall be included in this computation if more than 25% of such account debtor's obligations to Borrower are more than 90 days old.

                  (ee) "Value of Eligible Inventory" shall mean an amount equal to the cost of the Borrower's Inventory (excluding projects-in-process) which meets the following requirements:

                           (i) it is owned by the Borrower and is not subject to any prior assignment, claim or lien other than (a) a first priority lien in favor of the Bank and (ii) liens consented to by the Bank in writing;


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


                           (ii) if held for sale or lease or furnishing under contracts of service, it is (except as the Bank may otherwise consent in writing) new and unused and is not unsaleable merchandise;

                           (iii) except as the Bank may otherwise consent, it is not in-transit, it is not stored with a bailee, warehouseman or similar party; or, if so stored with the Bank's consent, such bailee, warehouseman or similar party has issued and delivered to the Bank, in form and substance acceptable to the Bank, such documents and agreements as the Bank may require, including, without limitation, warehouse receipts therefor in the Bank's name;

                           (iv) the Bank has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity;

                           (v)      it is not held by the Borrower on
                                    "consignment" and is not subject to any
                                    other repurchase or return agreement;

                           (vi) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

                           (vii) it does not, in any way, violate or fail to meet any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Inventory;

                           (viii) it is located within the continental United States; and

                           (ix) it does not consist of branded packaging or promotional materials.

                           Inventory of a Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory so long as it fails to meet such requirements.

                  (ff) "Value of Qualified Foreign Accounts" shall mean the aggregate net unpaid amount then due and owing under all foreign accounts receivable of the Borrower that: (i) arise from the billing of Borrower's Inventory and Contracts in the ordinary course of business of the Borrower; (ii) are not more than ninety (90) days old from the date of invoice; and (iii) are otherwise acceptable to the Bank in its sole discretion, based on pertinent credit factors, including but not limited to, collectibility, credit support, and assets located in the United States.

         Section 1.2. Accounting and Other Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. Other terms defined herein shall have the meanings ascribed to them herein.


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


                                   ARTICLE II.

                                    THE LOAN

         Section 2.1. Commitment for Loan. The Bank agrees, in accordance with the terms of this Agreement, to make advances (the "Advances") to and issue letters of credit (the "Letters of Credit") for the Borrower from time to time from the date hereof to and including September 21, 2003 (the "Termination Date"), or the earlier termination of the Commitment under the terms of this Agreement, in an aggregate amount not to exceed the lesser of Nine Million and no hundredths Dollars ($9,000,000.00) or the Borrowing Base, with further sublimits of the lesser of Six Million and no/100 Dollars ($6,000,000.00) or the Direct Borrowing Base for Advances and the lesser of Three Million and no/100 Dollars ($3,000,000.00) or the Letter of Credit Borrowing Base for Letters of Credit, performance bonds, and additional term loans that the Bank may make at its option. Each Advance shall be in the amount of not less than $10,000.00. For the purposes of calculating whether the Letter of Credit Borrowing Base has been exceeded, the amount to be measured shall equal the sum of the aggregate of the face amounts of all outstanding letters of credit issued by the Bank pursuant to this Agreement, the aggregate of the face amounts of all outstanding performance bonds guaranteed by the Bank under this Agreement, and the aggregate principal balances of all outstanding term loans made by the Bank under this Agreement. Within the limits of the Commitment the Borrower may borrow, prepay pursuant to
Section 2.5 and reborrow under this Section 2.1. The Bank and the Borrower may agree to extend the Termination Date, but neither party shall have any obligation to do so.

         Section 2.2. The Notes. The Advances made, Letters of Credit issued by the Bank, and additional loans made shall be evidenced by the Note or Notes which are to be delivered to the Bank pursuant to Article III.

         Section 2.3. Making of Advances. Borrower may request Advances and Letters of Credit under this Agreement by giving notice in writing or by facsimile, and must be given so as to be received by the Bank not later than

                  (a) 3:00 p.m., Minneapolis time, the date of requested
         Advance;

                  (b) 3:00 p.m. Minneapolis time, eight business days prior to the date of the requested Letter of Credit.

specifying the date of the requested Advance or Letter of Credit and the amount thereof and any other information requested by the Bank. Any request for an Advance or Letter of Credit shall be deemed to be a representation that the Borrower's representations and warranties contained in Section 4.1 are true and correct as of the date of the Advance or Letter of Credit as though made on and as of such date and that no event has occurred and is continuing, or will result from such Advance or issuance of the Letter of Credit, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both. The Bank may disburse each requested Advance by crediting immediately available funds in the amount of the Advance to Borrower's demand deposit account maintained with the Bank.

         Section 2.4. Interest and Payments. The Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of all Advances, draws on Letters of Credit and term loans in accordance with the Notes. All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in U.S. Dollars in immediately available funds. All computations of interest shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days. Whenever any such payment shall be due on a non-Business Day such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be. The Bank is expressly authorized to charge any principal or fee payment, when due, to Borrower's demand deposit account maintained at the Bank, or, if that account shall not contain sufficient funds, to any other account maintained by Borrower at the Bank.



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                  (a) The unpaid principal balance of the Loan shall bear
         interest at a definite and certain but variable rate per annum equal to the Base Rate (as hereinafter defined) plus the Margin (as hereinafter defined). As used herein, "Base Rate" means the rate established by and publicly announced by the Bank from time to time as its Base Rate. Each change in the Base Rate shall be effective as of the date of announcement by the Bank of said change, and the interest rate shall be adjusted accordingly on the same date. The Bank may lend to any of its customers at rates that are above or below the Base Rate. As used herein, "Margin" shall depend on the ratio of the Borrower's Adjusted Debt to the Borrower's Tangible Net Worth ("Leverage") as follows based on financial statements provided by Borrower to Bank:


                             Leverage            Margin
                         ----------------        ------
                          > 3.0 and < 3.5         +.50%
                          -

                          > 2.5 and < 3.0         +.25%
                          -

                          < 2.5                      0%

                  The Margin for each calendar quarter shall be based on such ratio in effect as of the last day of the preceding calendar quarter. Each change in the Margin will be given retroactive effect from the first day of each calendar quarter based on the Borrower's financial reports to the Bank pursuant to section 5.1 (a) hereof.

                  At the Bank's option the interest rate shall be increased by three percent (3.0%) during any period of time in which the Borrower is in default under the Loan Documents (as hereinafter defined). Interest shall be calculated on the basis of a 360-day year but shall be charged on the actual number of days principal remains unpaid. In no event shall the interest rate exceed the maximum lawful rate. Interest only on the unpaid principal balance shall be due and payable in arrears on the last day of October, 2001, and on the same day of each month thereafter until the Termination Date, on which date the entire unpaid principal balance together with all accrued interest shall become due and payable.

         Section 2.5. Voluntary Prepayment. The Borrower may, upon notice to the Bank, prepay the Notes in whole or in part with accrued interest to the date of such prepayment on the amount prepaid.

         Section 2.6. Mandatory Payment. In the event that the aggregate outstanding principal amount of Advances made under this Agreement shall exceed the Direct Borrowing Base or the sum of the aggregate outstanding principal balances of term loans under this Agreement and the aggregate available draw amounts on the issued Letters of Credit shall exceed the Letter of Credit Borrowing Base as shown on the Borrowing Base Certificate most recently delivered to the Bank pursuant to Section 12, the Borrower shall pay to the Bank the amount of such excess together with the amount of accrued interest to the date of such prepayment on the amount prepaid, within five days after demand by the Bank for such amounts.


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


         Section 2.7. Use of Proceeds. The credit available under this Agreement shall be used for operating cash flow and letters of credit; subject to the Borrowing Base limits stated above.

                                  ARTICLE III.

                              CONDITIONS OF LENDING

         Section 3.1. Conditions Precedent to Initial Advance. The Bank shall have no obligation to make the initial Advance or issue Letters of Credit hereunder unless the Bank shall have received on or before the date of such Advance or issuance of a Letter of Credit the following documents:

                  (a) The Notes, properly executed and delivered on behalf of the Borrower.

                  (b) The Security Agreement and the Mortgage, in forms acceptable to the Bank properly executed and delivered on behalf of the Borrower, granting to the Bank a first lien on the property described in the Security Agreement (the "Collateral") and the Mortgaged Property and the rents, issues, profits and income from the Mortgaged Property as security for the performance of the Borrower's obligations under this Agreement and the Notes, together with any UCC-1 Financing Statement or other document deemed necessary or desirable by the Bank to perfect the liens granted by the Security Agreement and the Mortgage.

                  (c) The Subordination Agreement, in form acceptable to the Bank, properly executed and delivered on behalf of the Borrower and Celsius Inc., along with evidence that Celsius Inc. or a wholly owned subsidiary thereof shall have loaned at least $1,500,000 to Borrower, which debt and security are subordinated to the Bank loan under the Subordination Agreement.

                  (d) A title insurance policy issued by a title insurance company acceptable to the Bank insuring that the Mortgage is a first lien on the Mortgaged Property subject only to those encumbrances approved by the Bank.

                  (e) A copy of the Borrower's articles of incorporation certified as of a current date by the Minnesota Secretary of State, together with a copy of the Borrower's bylaws certified by the Secretary or any Assistant Secretary of the Borrower.

                  (f) A certified copy of the resolutions of the Board of Directors of the Borrower, approving the execution and delivery of the Loan Documents to which it is a party and approving all other matters contemplated by this Agreement.

                  (g) A certificate by an officer of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign the Loan Documents to which it is a party, together with a sample of the true signature of such officer.

                  (h) Evidence of insurance as required by the Mortgage, the Security Agreement and Section 5.1(e) hereof.

                  (i) UCC, tax lien, bankruptcy and judgment searches showing any filings against the Borrower.


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


                  (j) A copy of the Articles of Organization of Minnesota ASE, LLC (the "Company") duly certified as of a current date by the Minnesota Secretary of State.

                  (k) A copy of the Company's Organizational Agreement, Member Control Agreement and Operating Agreement, duly certified as a of a current date by an officer or manager of the Borrower.

                  (l) A Certificate of Good Standing of the Company, duly issued as of a current date by the Minnesota Secretary of State.

                  (m) A copy of the resolutions of the Company's board of governors authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, duly certified by an officer or manager of the Company.

                  (n) Copies of all Contribution Agreements with Members of the Company.

                  (o) Fully executed and binding contracts with customers in form and substance satisfactory to the Bank, including but not limited to DSO Singapore and the export license required to perform the DSO Singapore contract.

                  (p) An opinion of the Borrower's counsel to the effect that:
         (1) the Borrower is duly organized and is in good standing under the laws of Minnesota; (2) the Borrower has the power and authority to own and operate the Mortgaged Property and to enter into the Loan Documents; (3) the Loan Documents have been duly authorized, executed and delivered by the Borrower; (4) the Loan Documents create valid and binding obligations upon the Borrower enforceable according to the terms thereof; (5) the Loan is not usurious under applicable law; and
         (6) such other matters as Bank or its counsel may require.

                  (q) An opinion of the Company's counsel to the effect that:
         (1) the Company is duly organized and is in good standing under the laws of Minnesota; and (2) the letter agreement between the Company and the Bank has been duly authorized, executed and delivered by the Company and creates valid and binding obligations upon the Company enforceable according to the terms thereof; and (3) such other matters as Bank or its counsel may require.

                  (r) A certificate by an officer of the Company certifying the names of the officer or officers of the Company authorized to sign the Loan Documents to which it is a party, together with a sample of the true signature of such officer.

                  (s) An agreement with the Company in form and substance satisfactory to the Bank.

         Section 3.2. Conditions Precedent to Each Advance and Issuance. The obligation of the Bank to make an Advance or issue a Letter of Credit (including the initial Advance) shall be subject to the further conditions precedent, that on the date of such Advance or Issuance:

                  (a) The representations and warranties contained in Section
         4.1 of this Agreement are correct on and as of the date of such Advance or Issuance as though made on such date; and

                  (b) No event has occurred and is continuing, or will result from such Advance or Issuance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. Representations and Warranties of the Borrower. To induce the Bank to make Advances, the Borrower represents and warrants as follows:

                  (a) Corporate Existence; Compliance with Law. The Borrower (i) is duly organized, validly existing, and in good standing as a corporation under the laws of Minnesota and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify would have a material adverse effect on the Borrower or its property and/or business or on the ability of the Borrower to pay or perform the Obligations; (ii) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do; and (iii) is in compliance with all requirements of law and contractual obligations.

                  (b) Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority and the legal right to execute, deliver, and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery, and performance of the Loan Documents. The Loan Documents to which it is a party have been duly executed and delivered on behalf of the Borrower and constitute legal, valid, and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

                  (c) No Legal Bar. The execution, delivery, and performance of the Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof, will not violate any requirement of law or any contractual obligation of the Borrower or create or result in the creation of any lien on the Collateral in favor of any party other than the Bank.

                  (d) No Material Litigation. Except as disclosed on Exhibit B hereto, no litigation, investigation, or proceeding (including, without limitation, hazardous materials claims) of or before any arbitrator or governmental authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower its or against any of such parties' properties or revenues that is likely to be adversely determined and that, if adversely determined, is likely to have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower.

                  (e) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of it property other than taxes that are being contested in good faith by appropriate proceedings and as to which the Borrower has established adequate reserves in conformity with GAAP.

                  (f) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Borrower Act of 1940, as amended.

                  (g) Subsidiaries. Attached hereto as Exhibit C is an accurate and complete list of all presently existing Subsidiaries of the Borrower, their respective jurisdictions of incorporation and qualification and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.

                  (h) Federal Reserve Board Regulations. Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U. No part of the proceeds of any Loan issued hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose that violates, or that would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

                  (i) ERISA. (i) No Prohibited Transactions, Accumulated Funding Deficiencies, withdrawals from Multiemployer Plans or Reportable Events have occurred with respect to any Plans or Multiemployer Plans that, in the aggregate, could subject the Borrower to any tax, penalty, or other liability where such tax, penalty, or liability is not covered in full, for the benefit of the Borrower, by insurance; (ii) no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated under Section 4041 of ERISA, nor has the PBGC instituted proceedings to terminate, or appoint a trustee to administer, a Plan, and no event has occurred or condition exists that might constitute grounds under
         Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (iii) the present value of all benefit liabilities (as defined in Section 4001(a)(16) of ERISA) under all Plans (based on the actuarial assumptions used to fund the Plans) does not exceed the assets of the Plans; and (iv) the execution, delivery, and performance by the Borrower of this Agreement and the Loans hereunder and the use of the proceeds thereof will not involve any Prohibited Transactions.

                  (j) Assets. The Borrower has good and marketable title to all property and assets reflected in the financial statements referred to in previous paragraph 4(a), except property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof and except for incidental liens or imperfections of title which do not involve security for indebtedness for borrowed money ("Permitted Encumbrances"). The Borrower has no outstanding Liens on any of its properties or assets nor are there any security agreements to which the Borrower is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in previous paragraph 4.1(a) and except for Permitted Encumbrances.

                  (k) Securities Acts. The Borrower has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation, or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Borrower is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes. No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Section 13 and 14 of the Securities Exchange Act of 1934.

                  (l) Consents, etc. No consent, approval, authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Borrower in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions, and conditions hereof or thereof.

                  (m) Regulated Entities. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

                  (n) Copyrights, Patents, Trademarks, and Licenses, etc. The Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations, and other rights if the failure to so own or be licensed or otherwise have the right to use the same could have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part, or other material now employed or now contemplated to be employed by the Borrower infringes on any rights held by any other Person. Except as specifically disclosed in Exhibit B hereto, no claim or litigation regarding any of the foregoing is pending or, to the Borrower's knowledge, threatened, and to the knowledge of the Borrower, no patent, invention, device, application, principle, or any statute, law, rule, regulation, standard, or code is pending or proposed that, in either case, could reasonably be expected to have a material adverse effect on the business, operations, property, or financial or other condition of the Borrower.

                  (o) Insurance. The properties of the Borrower are insured with financially sound and reputable insurance companies (not Affiliates) acceptable to the Bank in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

                  (p) Full Disclosure. None of the representations or warranties made by the Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement, or certificate furnished by or on behalf of the Borrower in connection with the Loan Documents contains or will contain any untrue statement of a material fact or omits or will omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                  (q) Solvency. The Borrower, both before and after the funding of any Advance hereunder, is solvent, has assets having a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has and will have, until the Loan has been paid and performed in full, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith, as such debts mature.

                  (r) Financial Statements. The financial statements of the Borrower that have been furnished to the Bank prior to the date of this Agreement have been prepared in conformity with GAAP and present fairly the financial condition of the Borrower as of the dates of such statements, and the results of the operations of the Borrower for the financial periods then ended, and since such dates there has been no material adverse change in such financial condition.

                  (s) Defaults. The Borrower is not in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.


                                   ARTICLE V.

                            COVENANTS OF THE BORROWER

         Section 5.1. Affirmative Covenants. So long as the Notes shall remain unpaid or the Bank shall have a Commitment hereunder, the Borrower will, unless the Bank shall give its prior written consent:

                  (a) Financial Reporting. Furnish to the Bank:

                           (1) Annual Audit Report. As soon as available and in
                  any event with 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower prepared in conformity with GAAP, consisting of at least statements of income, cash flow and stockholders' equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified, without qualification, by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

                           (2) Monthly Financial Statement. As soon as available
                  and in any event within 30 days after the end of each month of each calendar year of the Borrower, a copy of the unaudited financial statement of the Borrower prepared in the same manner as the audit report referred to above, signed by the Borrower's chief financial officer and consisting of at least statements of income, cash flow and stockholders' equity for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, a balance sheet of the Borrower as at the end of such month accounts receivable aging trial balance and Contract Reconciliation Report, all in form and substance satisfactory to Bank.

                           (3) Projections. As soon as available and in any
                  event not later than 30 days preceding the last day of each fiscal year of the Borrower, a projected financial statement and plan of the Borrower (prepared in the same manner as the audit report referred to in (1) above) containing a cash budget projection, and a projected borrowing base availability statement of the Borrower signed by the Borrower's chief financial officer and presenting fairly the Borrower's best good faith projections of the financial position and results of operations of the Borrower for each month of the following fiscal year in form and substance satisfactory to the Bank.

                           (4) Compliance Certificate. Together with the
                  financial statements furnished by the Borrower under (1) and
                  (2), a certificate of the Borrower's chief financial officer, in the form of Exhibit A attached hereto, dated the date of such annual audit report or such monthly financial statement, as the case may be, to the effect that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Agreement.

                           (5) Borrowing Base Certificate. As soon as available
                  and in any event within 30 days after the end of each month of each calendar year of the Borrower, a Borrowing Base Certificate in the form of Exhibit A attached hereto, signed by the chief financial officer of Borrower.

                           (6) Other Reports. Such other reports as the Bank may
                  request from time to time.


                  (b) Visitation Rights. At any reasonable time and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers or directors.

                  (c) Notification of Default, Etc. Notify the Bank as promptly as practicable (but in any event not later than three (3) Business
         Days) after Borrower obtains knowledge of: (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or (ii) the commencement of any litigation or governmental proceedings of any type which could materially adversely affect the financial condition or business operations of the Borrower.

                  (d) Keeping of Financial Records and Books of Account. Maintain proper financial records in accordance with GAAP which fully and correctly reflect all financial transactions and all assets and liabilities of the Borrower.

                  (e) Maintenance of Insurance. Maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in similar businesses and owning similar property, and name the Bank as loss payee on all policies insuring property in which the Bank has a lien or security interest and provide the Bank with certificates of insurance evidencing its status as a loss payee. The loss payee endorsement shall provide for payment to the Bank notwithstanding any acts or omissions of the Borrower and shall require notice to the Bank 30 days prior to the expiration or cancellation of the insurance.

                  (f) Maintenance of Properties, Etc. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted.

                  (g) Payment of Taxes. Pay all taxes, assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed, except as Borrower shall contest in good faith and by appropriate proceedings and provided that the Borrower maintains such reserves therefor as are required by GAAP.

                  (h) Maintenance of Accounts. Maintain all its corporate bank accounts (the accounts for depositing revenues and paying expenses) at the Bank.

                  (i) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

                  (j) Letter of Credit Fees. Pay the Bank, for the issuance of a standby or indemnification letter of credit a fee of 1.25% of the amount of the letter of credit plus costs, and for each extension and renewal thereof 0.50% of the amount of the letter of credit plus costs. For modifications without extensions or renewals, the Borrower shall pay only the costs.

                  (k) Interest Coverage Ratio. Maintain an Interest Coverage Ratio (as hereinafter defined) of the Borrower of not less than 1.35 to
         1.00. "Interest Coverage Ratio" means a ratio determined as of the end of each month as follows:

                           (i) during the twelve month period from October 1,
                  2001 through and including September 30, 2002, the ratio of the Borrower's EBIT to total interest expense for the period from October 1, 2001 through the last day of the most recently ended month; and

                           (ii) beginning for the month of October 2002 and for
                  each month thereafter, the ratio of the Borrower's EBIT to total interest expense for the twelve months most recently ended.

                  (l) Leverage Ratio. Maintain a Leverage Ratio (the ratio of the Borrower's Adjusted Debt to the Borrower's Tangible Net Worth) of not more than 3.5 to 1.0, measured on a monthly basis.

                  (m) Minimum Tangible Net Worth. Achieve a Tangible Net Worth of not less than $5,500,000 as of September 30, 2001; and $6,000,000 as of December 31, 2001 and the last day of each calendar quarter continuously thereafter.

                  (n) Subordinated Creditor Notice. Provide the Bank with copies of all notices received by Borrower from the Subordinated Creditor within five (5) days after receipt.

         Section 5.2. Negative Covenants. So long as the Notes shall remain unpaid or the Bank shall have a Commitment hereunder, the Borrower will not, unless the Bank shall give its prior written consent:

                  (a) Liens. Create or suffer to exist any mortgage, pledge, lien, security interest or other encumbrance on the Collateral or the Mortgaged Property except those in favor of the Bank or Permitted Encumbrances.

                  (b) Merger, Etc. Merge or consolidate with any other Person; sell, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any other Person.

                  (c) Remuneration. Pay a salary or other remuneration to any of its officers, directors, employees or stockholders in an amount which is in excess of a reasonable salary or other remuneration paid for similar services by similar businesses.

                  (d) Change in Nature of Business. Make any material change in the nature of the business of the Borrower, taken as a whole, as carried on at the date hereof.

                  (e) Management Fees. Pay annual management fees in excess of $210,000 (prorated on a monthly basis); provided however, that no management fees shall be paid during any period during which the Borrower is in default under this Agreement.

                  (f) Capital Expenditures. Make or incur capital expenditures in excess of $850,000 for 2001 and an amount acceptable to the Bank to be agreed upon no later than February 15, 2002 for 2002.

                                   ARTICLE VI.

                                     DEFAULT

         Section 6.1. Events of Default. "Events of Default" in this Agreement means any of the following events:

                  (a) Failure of the Borrower to pay the principal of the Notes when due or, if payable on demand, upon demand;

                  (b) Failure of the Borrower to pay any interest or fees required to be paid hereunder or under the Notes when due;

                  (c) Any representation or warranty made by, or on behalf of, any Loan Party in, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made;

                  (d) Default in performance of any other covenant or agreement of any Loan Party in, or pursuant to, any Loan Document and continuance of such default or breach for a period of 30 days after written notice thereof to the Borrower and such Loan Party by the Bank;

                  (e) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower (and in the case of proceedings against, remain undismissed for sixty days) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or him or for any substantial part of its or his property; or shall take any corporate action to authorize any of the actions set forth above in this subsection;

                  (f) The Borrower shall fail to pay any indebtedness for borrowed money, (including the Subordinated Debt but excluding debt evidenced by the Notes) of the Borrower or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or any other default under any agreement or instrument relating to any such debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such debt; or any such debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (g) Any guaranty or any third party security interest securing any indebtedness of the Borrower to the Bank shall be repudiated or revoked, or purported to be repudiated or revoked;

                  (h) The entry against the Borrower of a final judgment, decree or order for the payment of money in excess of $25,000 and the continuance of such judgment, decree or order unsatisfied for a period of 30 days without a stay of execution;

                  (i) Any adverse change reasonably deemed by the Bank to be material or substantial shall occur in the assets (including the Mortgaged Property), financial condition or credit standing of the Borrower or the Company;

                  (j) Any sale, encumbrance (occurring after the date hereof), or transfer (i) of a majority of the stock interests in the Borrower, or (ii) that causes the Company to lose control of the Borrower;

                  (k) Transfer by Celsius Inc. of any of its interests in Borrower to (i) non-affiliates of Celsius Inc. without the Borrower or Celsius Inc. giving the Bank at least 28 days prior written notice of the proposed transfer or (ii) affiliates of Celsius Inc. without the Borrower or Celsius Inc. giving the Bank written notice of such transfer within fifteen days after the transfer.

         Section 6.2 Rights and Remedies. If any Event of Default shall occur and be continuing, the Bank may exercise any or all of the following rights and remedies:

                  (a) By written notice to the Borrower, suspend or terminate the Commitment, whereupon the same shall forthwith be suspended or terminated;

                  (b) Declare the Notes, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration the Notes, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived;

                  (c) Exercise any right or remedy under the Mortgage or the Security Agreement;

                  (d) Exercise any other right or remedy available to the Bank at law or in equity.

                                  ARTICLE VII.

                                  MISCELLANEOUS

         Section 7.1. No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right or remedy under, or pursuant toy any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

         Section 7.2. Amendments and Waivers. No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by the Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

         Section 7.3. Notices, Etc. Any notices required or contemplated hereunder or under the Notes shall be given to the following addresses:

         If to the Borrower:           Aero Systems Engineering, Inc.
                                       358 East Fillmore Avenue
                                       St. Paul, Minnesota 55107-1289
                                       Attention:

         If to Bank:                   National City Bank of Minneapolis
                                       651 Nicollet Mall
                                       Minneapolis, Minnesota 55402
                                       Attention:  John R. Dan, Vice President

         Any notice, demand or request so delivered shall constitute valid notice under this Agreement and shall be deemed to have been received (a) on the day of actual delivery in the case of personal delivery, (b) on the next Business Day after the date when sent in the case of delivery by nationally-recognized overnight courier, (c) on the third Business Day after the date of deposit in the U.S. mail in the case of mailing or (d) in the case of a facsimile transmission on the day sent, if on a Business Day, or if not sent of a Business Day, on the next Business Day after the day sent, provided that notices to the Bank pursuant to the provisions of Article II shall not be effective until received by the Bank. Any party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different person to which all such notices, demands or request thereafter are to be addressed.

         Section 7.4. Costs and Expenses. The Borrower agrees to pay (a) on the date of this Agreement all costs and expenses incurred by the Bank through the date of this Agreement in connection with the credit facilities that are the subject of this Agreement, including (without limitation) reasonable attorneys fees and legal expenses and (b) on demand all costs and expenses of the Bank, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

         Section 7.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or Guarantor, if any, against any and all of the obligations of the Borrower now or hereafter existing under any Loan Documents, irrespective of whether or not the Bank shall have made any demand under any Loan Documents and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

         Section 7.6. Governing Law; Severability; Jurisdiction. All Loan Documents shall be governed by the laws of the State of Minnesota. Any term used in this Agreement and not otherwise defined shall have the definition given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable. The Borrower hereby irrevocably submits to the jurisdiction of the Minnesota District Court, Fourth District, and the Federal District Court, District of Minnesota, Fourth Division, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

         Section 7.7. Waiver Of Jury Trial. The Bank and the Borrower hereby voluntarily, knowingly and intentionally waive any and all rights to trial by jury in any legal action or proceeding arising under this agreement, regardless of whether such action or proceeding concerns any contractual or tortious or other claim. The Borrower acknowledges that this waiver of jury trial is a material inducement to the Bank in extending credit to the Borrower, that the Bank would not have extended such credit without this jury trial waiver, and that the Borrower has been represented by an attorney or has had an opportunity to consult with an attorney in connection with this jury trial waiver and understands the legal effect of this waiver.

         Section 7.8. Binding Effect; Assignment. All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Bank and their respective successors and assigns. No Loan Party shall have the right to assign its rights or interest under such agreement without the prior written consent of the Bank.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       AERO SYSTEMS ENGINEERING, INC.


                                       By /s/ CHARLES LOUX
                                          --------------------------------------
                                              Charles Loux
                                              Its  President and Chief
                                                Executive Officer


                                       NATIONAL CITY BANK OF MINNEAPOLIS


                                       By /s/ DEAN E. DAVIDSON
                                          --------------------------------------
                                              Dean E. Davidson
                                              Its  Vice President





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